Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Equillium, Inc. of our report dated March 25, 2026 relating to the consolidated balance sheet of Equillium, Inc. as of December 31, 2025 and the consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2025, appearing in the Annual Report on Form 10-K of Equillium, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Costa Mesa, California

March 25, 2026